Exhibit 6.2

                                                              GHC

 GENERAL HOUSEWARES CORP.


 1536 BEECH STREET, P.O. BOX 4066, TERRE HAUTE, INDIANA 47804
 (812) 232-1000

 PAUL A. SAXTON
 PRESIDENT
 CHIEF EXECUTIVE OFFICER


 May 28, 1999



 Mr. John A. Bricker, Jr.
 Sandera Partners
 1601 Elm Street
 Suite 4000
 Dallas, Texas 75201

 Dear Pete:

 This will acknowledge receipt of your letter of May 26, 1999 announcing your resignation as a director of General Housewares Corp.

 Your letter references your disagreement with the Board's handling of a third party's non-binding preliminary proposal to explore a possible business combination. It contains a number of assertions and characterizations that are incorrect as well as a number of opinions that you did not express at our recent board meeting.

 There is no need at this time to give a detailed response to the various statements in your letter. On behalf of the Board of Directors, however, a few basic facts should be set forth for the record.

 The Board is composed almost entirely of independent, outside directors. I am the only member of management on the Board. The Board engaged a competent and experienced investment banker and law firm to assist the directors in reviewing the non-binding preliminary proposal and in fulfilling their fiduciary duties and responsibilities. At its meeting, the Board had the benefit of presentations by the investment banker and legal counsel, and had an extended deliberation on the merits of the proposal and the appropriate response. The Board's decision was the product of a careful process of obtaining expert advice and having a thorough discussion of the matter. Your own experience on the Board has demonstrated to you the diligence, intelligence and integrity of the independent directors. You are, of course, now free to disagree with the Board's decision for reasons you elected not to articulate at the Board meeting. But the record will not permit any conclusion other than that the Board's decision was an informed, deliberate and careful judgment made in the best interests of stockholders.

 The Board will continue to fulfill its obligations to stockholders and seek to maximize stockholder value.


 On behalf of the Board of Directors,



  / s /  Paul A. Saxton
 --------------------------------
 Paul A. Saxton, Chairman